                                                                     EXHIBIT 4.2


                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                           APOGEE ENTERPRISES, INC.



                                   ARTICLE I

                              NAME OF CORPORATION

        The name of this Corporation shall be APOGEE ENTERPRISES, INC.

                                  ARTICLE II

                            PURPOSES OF CORPORATION

     The Corporation shall have general business purposes and the nature of the business, objects and purposes of the Corporation shall include but not be limited to the following:

          (1) To engage in and furnish business management services and render consulting services in the fields of business administration, finance, production, personnel, labor relations, marketing, sales, advertising, accounting, purchasing, mergers, acquisitions, and diversification programs and generally engage in and conduct a business management and consultant business.

          (2) To acquire, own, hold, manage and operate either separately or as part of the business of this Corporation, other businesses, firms, corporations or enterprises.

          (3) To acquire, hold, pledge, vote, sell and dispose of shares, bonds, securities and other evidences of indebtedness of any person or domestic or foreign corporation, firm or government, whether for the purpose of investment of the funds of this Corporation or for the purpose of exercising control or management over the affairs of other persons, firms or corporations, or for both purposes.

          (4) To purchase, lease or otherwise acquire, to own, hold, manage, operate or employ, to mortgage, pledge, or otherwise encumber, and to sell, let, exchange or otherwise dispose of real property or personal property or mixed real and personal property.

          (5) To enter into partnerships, joint ventures, and agreements of all kinds with other persons, firms, partnerships and corporations.

          (6) To borrow money and secure credit upon such terms and security as may be deemed necessary or appropriate, to pledge or mortgage any or all of the assets of the Corporation to secure such loan or credit.

          (7) To make any guarantee respecting securities, indebtedness, dividends, interests, contracts, or other obligations, so far as it may be permitted by law.

          (8) To do any and all other acts and things, in addition to those enumerated and specified above, which may be advantageous, necessary, expedient or convenient to the conduct of the business or the attainment of the purposes of the Corporation.

     The foregoing clauses and statement of purposes shall also be a statement of powers of this Corporation, but the declaration of purposes and powers herein set forth shall not be deemed to limit or restrict in any manner the powers of this Corporation, which shall possess all of the powers bestowed upon or permitted to it by law which are not inconsistent with those set forth herein.

                                  ARTICLE III

                               REGISTERED OFFICE

     The location and post office address of its registered office in this state is Suite 1944, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431.

                                  ARTICLE IV

                                 CAPITAL STOCK

     4.01. Authorized Shares. The aggregate number of shares of stock which this Corporation shall have the authority to issue is 50,000,000 shares.

     4.02. Classes or Series of Shares. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

     4.03. Issuing Shares Between Classes or Series of Shares. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     4.04. No Pre-emptive Rights. No shareholder of the Corporation shall have any pre-emptive rights.

     4.05. No Cumulative Voting Rights. No shareholder shall be entitled to any cumulative voting rights.

     4.06. Preferred Stock. The foregoing authority of the Board of Directors shall include, without limitation, the specific authority from time to time to issue one or more series of preferred stock having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such stock.

     The Board of Directors may in the resolution or resolutions providing for the issue of the preferred stock or of any series thereof:

          1. Make any such preferred stock or any series thereof subject to redemption at such time or times and at such price or prices as shall be provided in such resolution or resolutions.

          2. Establish the dividends that the holders thereof shall be entitled to receive at such rates, on such conditions and at such times as shall be stated in such resolution or resolutions payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of stock, and cumulative or non-cumulative as shall be so stated and expressed.

          3. Provide such rights upon the dissolution of, or upon any distribution of the assets of the Corporation, to the holders of such preferred stock or any series thereof as shall be stated and expressed in such resolution or resolutions.

          4. Make the preferred stock or any series thereof convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series thereof, of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated in such resolution or resolutions.

          5. Provide for any other rights, preferences and, if voting, the number of votes per share.

     4.07. Options and Warrants. The foregoing authority of the Board of Directors shall also include, without limitation, the power at any time, and from time to time (without any action by the shareholders) in the name and on behalf of this corporation to grant rights, options and warrants, to run for any period of time, to purchase from this corporation any shares of any class of its stock upon such price, terms and conditions as the Board of Directors in its sole discretion shall determine, except as otherwise specifically limited by these Articles of Incorporation.

                                   ARTICLE V

                              BOARD OF DIRECTORS

     5.01 Classified Board. The government of the Corporation and the management of its affairs shall be vested in the Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office. At the 1986 annual meeting of shareholders, the directors shall be divided into three classes (which at all times shall be as nearly equal in number as possible), with the term of office of the first class to expire at the 1987 annual meeting of shareholders, the term of office of the second class to expire at the 1988 annual meeting of shareholders and the term of office of the third class to expire at the 1989 annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. If the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, and any such director so elected shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which the Director has been elected expires. Directors shall continue in office until others are chosen and qualified in their stead.

     5.02. Removal. Any director may be removed from office as a director (1) by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class and only for cause, or (2) by a majority of the Directors then in office with or without cause.

     5.03. Amendment. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article V.

                                  ARTICLE VI

                       BOARD OF DIRECTORS EVALUATION OF
                     NON-MONETARY FACTORS FOR ACQUISITIONS

     The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation or (c) purchase or acquire all, or substantially all, of the properties and assets of the Corporation, shall, in connection with the exercise of their judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the following:

          (1) The business and financial condition and earnings prospects of the party making the offer including, but not limited to, debt service and other existing or likely financial obligations of the party making the offer and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located.

          (2) The competence, experience and integrity of the party making the offer and its or their management.

          (3) The interests of the shareholders of this Corporation in maintaining the Corporation as a continuing, independent business.

     In evaluating acquisition proposals, the Board of Directors may retain special outside legal counsel, investment banking firms, special accounting firms and such other experts as they, in their discretion, deem necessary or appropriate to assist them in their evaluation of the transaction, all at the expense of the Corporation.

                                  ARTICLE VII

                      FAIR PRICE AND SUPER-MAJORITY VOTE
                           FOR BUSINESS COMBINATIONS

     7.01.  Vote Required for Certain Business Combinations.

          1. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 7.02 of this Article
     VII:

               (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other Corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

               (b) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1 million or more; or

               (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to an Interested Shareholder or any Affiliate of an Interested Shareholder having an aggregate Fair Market Value of $1 million or more; or

               (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

               (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity on convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

     shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          2. Definition of "Business Combination." The term "Business Combination" as used in this Article VII shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of Paragraph 1 of this Section 7.01 of Article VII.

     7.02. When Higher Vote is Not Required. The provisions of Section 7.01 of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all the conditions specified in either of the following Paragraphs 1 or 2 are met:

          1. Approval of Disinterested Directors. The Business Combination shall have been approved by a majority of the total number of Disinterested Directors (as hereinafter defined).

          2. Price and Procedural Requirements. All of the following conditions shall have been met:

               (a) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                    (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Shareholder for any shares of the Company's common stock acquired by it (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                    (ii) the Fair Market Value per share of the Company's common stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article VII as the "Determination Date"), whichever is higher.

               (b) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause
          (b) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                    (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                    (ii) (if applicable) the highest preferential amount per
               share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

               (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for the shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

               (d) After such Interested Shareholder has become an Interested Shareholder and prior to the Consummation Date: (i) except as approved by a majority of the total number of Disinterested Directors, there shall have been no failure to declare and pay on the regular date therefore any full quarterly dividends (whether or not cumulative) on the outstanding preferred stock of the Corporation; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the total number of Disinterested Directors and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the total number of Disinterested Directors; and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

               (e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages, provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

               (g) The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Shareholder prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares of such Voting Stock in compliance with Paragraphs 2(a), (b) and (c) of this Section 7.02 (provided, however, that the failure of any such holders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this Paragraph 2(g) from being satisfied.

     7.03. Certain Definitions. For the purpose of this Article VII the following terms shall be deemed to have the meanings specified below:

          1. The term "person" shall mean any individual, firm, corporation or other entity.

          2. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

               (a) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

               (b) is an Affiliate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the Consummation Date or the Announcement Date was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

               (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the Consummation Date or the Announcement Date in question beneficially owned by any Interested Shareholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          3.   A person shall be deemed a "beneficial owner" of any Voting
     Stock:

               (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

               (b) which such person or any of its Affiliates or Associates has
          (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

               (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          4. For the purpose of determining whether a person is an Interested Shareholder pursuant to Paragraph 2 of this Section 7.03 of this
     Article VII, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph 3 of this Section 7.03 of this Article VII but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          5. The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 1, 1986.

          6. The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation: provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 2 of this
     Section 7.03 of this Article VII, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          7. The term "Fair Market Value" shall mean: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., National Market System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the total number of Disinterested Directors in good faith, in each case with respect to any class of such stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the total number of Disinterested Directors in good faith.

          8. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in clauses (a) and (b) of Paragraph 2 of Section 7.02 of this Article VII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          9. The term "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and who was a member of the Board of Directors prior to the Determination Date, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of the total number of Disinterested Directors then on the Board of Directors.

          10. References to "highest per share price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

          11. The term "Announcement Date" shall mean the date of the first public announcement by the Company of the proposed Business Combination.

          12. The term "Consummation Date" shall mean the date on which the transactions described in any Business Combination are complete.

     7.04. Powers of the Board of Directors. A majority of the Board of Directors of the Corporation shall have the power and duty to determine for purpose of this Article VII, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder. Once the Board of Directors has made a determination, pursuant to the preceding sentence, that a person is an Interested Shareholder, a majority of the total number of Directors of the Corporation who would qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this
Article VII, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this
Article VII, including, without limitation, (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1 million or more and
(d) whether all of the applicable conditions set forth in Paragraph 2 of
Section 7.02 of this Article VII have been met with respect to any Business Combination. Any determination pursuant to this Section 7.04 of this
Article VII made in good faith shall be binding and conclusive on all parties.

     7.05. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     7.06. Amendment, Repeal, Etc. Notwithstanding any other provision of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VII of these Articles of Incorporation.

                                 ARTICLE VIII

                            PREVENTION OF GREENMAIL

     8.01. Anti-Greenmail. Any purchase or other acquisition, directly or indirectly, in one or more transactions, by the Corporation or any Subsidiary (as hereinafter defined) of the Corporation of any share of Voting Stock (as hereinafter defined) or any Voting Stock Right (as hereinafter defined) known by the Corporation to be beneficially owned by any Interested Shareholder (as hereinafter defined) who has beneficially owned such security or right for less than two years prior to the date of such purchase shall, except as hereinafter expressly provided, require the affirmative vote of at least 80% of all votes entitled to be cast by the holders of the Voting Stock voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition by the Corporation of any of its Subsidiaries of Voting Stock or Voting Stock Rights purchased at or below Fair Market Value (as hereinafter defined) and made as part of a tender or exchange offer on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder or in a Public Transaction (as hereinafter defined).

     8.02.  Definitions.  For purposes of this Article VIII:

          1. The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 1, 1986.

          2. A person shall be a "beneficial owner" of any Voting Stock or Voting Stock Right:

               (a) which such person or any of its Affiliates or Associates (as hereinabove defined) beneficially owns, directly or indirectly; or

               (b) which such person or any of its Affiliates or Associates has
          (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) any right to vote pursuant to any agreement, arrangement or understanding; or

               (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Corporation or any of its Subsidiaries; or

               (d) for the purposes of determining whether a person is an Interested Shareholder, the relevant class of securities outstanding shall be deemed to include all such securities of which such person is deemed to be the "beneficial owner" through application of this subparagraph 3, but shall not include any other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, but are not yet issued.

          3. "Fair Market Value" means, for any share of Voting Stock or any Voting Stock Right, the average of the closing sale prices during the 90-day period immediately preceding the repurchase of such Voting Stock or Voting Stock Right, as the case may be, on the Composite Tape for the New York Stock Exchange-Listed Stocks, or, if such Voting Stock or Voting Stock Right, as the case may be, is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Voting Stock or Voting Stock Right, as the case may be, is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Voting Stock or Voting Stock Right, as the case may be, is listed, or if such Voting Stock or Voting Stock Right, as the case may be, is not listed on any such exchange, the average of the closing sale price with respect to a share of such Voting Stock or Voting Stock Right, as the case may be, during the 90-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc., National Market System or any system then in use or, if no such quotations are available, the Fair Market Value on the date in question of a share of such Voting Stock or Voting Stock Right, as the case may be, as determined by the Board of Directors in good faith.

          4. "Interested Shareholder" shall mean any person (other than (i) the Corporation, (ii) any of its Subsidiaries, (iii) any benefit plan or trust of or for the benefit of the Corporation or any of its Subsidiaries, or (iv) any trustee, agent or other representative of any of the foregoing) who or which:

               (a) is the beneficial owner, directly or indirectly, of more than 5% of any class of Voting Stock (for Voting Stock Rights with respect to more than 5% of any such class); or

               (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly of more than 5% of any class of Voting Stock (or Voting Stock Rights with respect to more than 5% of any such class); or

               (c) is an assignee of or has otherwise succeeded to any shares of any class of Voting Stock (or Voting Stock Rights with respect to more than 5% of any such class) which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, unless such assignment or succession shall have occurred pursuant to any Public Transaction or a series of transactions including a Public Transaction.

          5. A "person" shall mean any individual, firm, corporation or other entity (including a "group" within the meaning of Section 13(d) of the Exchange Act).

          6. A "Public Transaction" shall mean any (i) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 or (ii) open market purchases of shares if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the beneficial interest in the shares.

          7. The term "Subsidiary" shall mean any Corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) is at the time owned or controlled directly or indirectly by the Corporation or one or more subsidiaries or by the Corporation and one or more Subsidiaries.

          8. The term "Voting Stock" shall mean stock of all classes and series of the Corporation entitled to vote generally in the election of directors.

          9. The term "Voting Stock Right" shall mean any security convertible into, and any warrant, option or other right of any kind to acquire beneficial ownership of, any Voting Stock, other than securities issued pursuant to any of the Corporation's employee benefit plans.

     8.03. Power of Directors. A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including without limitation,

          1.   whether:

               (a) a person is an Interested Shareholder;

               (b) any Voting Stock and Voting Stock Right is beneficially owned by any person;

               (c) a person is an Affiliate or Associate of another;

               (d) a transaction is a Public Transaction; and

          2.   the Fair Market Value of any Voting Stock or Voting Stock Right.

     8.04. Amendment, Repeal, Etc. Notwithstanding any other provision of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII of these Articles of Incorporation.

                                  ARTICLE IX

                                   AMENDMENT

     These articles may be amended at a regular meeting of the shareholders or at any special meeting called for that express purpose by the affirmative vote of the holders of the majority of the outstanding capital stock of the Corporation, except for amendments to specific Articles herein which specify a greater percentage.

             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                      OF

                           APOGEE ENTERPRISES, INC.


          I, William G. Gardner, Secretary of Apogee Enterprises, Inc., a corporation organized and existing under the Business Corporation Act of the State of Minnesota (hereinafter referred to as the "Corporation"), in accordance with the provisions of Section 302A.401 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors" or the "Board") by the Restated Articles of Incorporation of the corporation, the Board of Directors on October 19, 1990, adopted the following resolution creating a series of two hundred thousand (200,000) preferred shares of the par value of $1.00 per share designated as Series A Junior Participating Preferred Stock:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Articles of Incorporation of the Corporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

          Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Junior Preferred Stock") and the number of shares constituting the Series A Junior Preferred Stock shall be two hundred thousand (200,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Preferred Stock.

          Section 2.  Dividends and Distributions.

          (A) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock, in preference to the holders of Common Stock, par value $.33 1/3 (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or
     (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time after October 19, 1990, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (A) of this
     Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Preferred Stock shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first

     Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after October 19, 1990, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of preferred stock or any similar stock, or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

               (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock; or

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

          Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except distributions made ratably on the Series A Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after October 19, 1990, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (1)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after October 19, 1990, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.

          Section 9. Rank. The Series A Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's preferred stock.

          Section 10. Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

          Section 11. Amendment. The Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Preferred Stock, voting together as a single class.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Preferences and Rights on behalf of the Corporation this 31st day of October, 1990.

                                      /s/ William G. Gardner
                                    -------------------------------
                                    William G. Gardner
                                    Secretary

                            ARTICLES OF CORRECTION

                                      OF

                           APOGEE ENTERPRISES, INC.


     In order to correct The 1986 Restated Articles of Incorporation of Apogee Enterprises, Inc. as filed with the Minnesota Secretary of State on June 26, 1986, the undersigned hereby makes the following statements:

     1. The name of the person who filed the instrument is Apogee Enterprises, Inc. (the "Corporation").

     2. The instrument to be corrected is The 1986 Restated Articles of Incorporation of Apogee Enterprises, Inc. (the "Restated Articles") filed with the Minnesota Secretary of State on June 26, 1986.

     3. The error to be corrected appears in Article IV, Section 4.01 of the Restated Articles, which erroneously omitted a statement of the par value of shares of stock of the Corporation.

     4. The following portion of the Restated Articles is hereby set forth in its corrected form and its entirety as follows:

          Restated Articles, Section 4.01:

          "4.01. Authorized Shares. The aggregate number of shares of stock which this Corporation shall have the authority to issue is 50,000,000 shares. Unless otherwise established by a resolution of the Board of Directors fixing the rights and preferences of a class or a series of shares, the shares of stock of this Corporation shall have a par value of $.33 1/3 per share."


Dated:  September 29, 1994


                                    APOGEE ENTERPRISES, INC.



                                        /s/ William G. Gardner
                                    ----------------------------------
                                    William G. Gardner
                                    Treasurer, Chief Financial Officer
                                      and Secretary